Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Acxiom Corporation:

We consent to incorporation by reference in the Registration Statements previously filed on Form S-3 and Form S-8 (Nos. 333-57470, 33-17115, 33-37610, 33-37609, 33-42351, 33-72310, 333-63633, 333-91395, 333-40114, 333-57470, 333-68620, 333-98613, 333-108900, 333-124901, 333-127743, 333-148946, 333-148708, 333-136919 and 333-151333), of Acxiom Corporation of our reports dated May 27, 2011, with respect to the consolidated balance sheets of Acxiom Corporation and subsidiaries as of March 31, 2011 and 2010, and the related consolidated statements of operations, equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended March 31, 2011, and the effectiveness of internal control over financial reporting as of March 31, 2011, which reports appear in the March 31, 2011 annual report on Form 10-K of Acxiom Corporation.

Our report on the consolidated financial statements refers to the fact that the Company has changed their method of accounting for noncontrolling interests as of April 1, 2009 due to the adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (included in FASB ASC Topic 810, Consolidation) and the Company changed its method of accounting for business combinations as of April 1, 2009 due to the adoption of FASB Statement No. 141R, Business Combinations (included in FASB ASC Topic 805, Business Combinations).

/s/ KPMG LLP

Dallas, Texas

May 27, 2011